                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ /  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Ply Gem Industries, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       [PLY-GEM INDUSTRIES LETTERHEAD]

                                                                 April 15, 1996

To our Stockholders:

     It is our pleasure to invite you to the 1996 Annual Meeting of Stockholders, which will be held on Friday, May 10, 1996, at 9:00 a.m., at the Hyatt Regency, 330 Tijeras N.W., Albuquerque, New Mexico. Our meeting has been scheduled to coincide with our plan to honor Donald Kruse, President and founder of our Sagebrush Sales, Inc. subsidiary on the occasion of the Thirtieth Anniversary of the founding of Sagebrush.

     I look forward to greeting you at the meeting at which time I plan to report on the Company's current operations and its future prospects. At the meeting, stockholders will be asked to consider and vote upon the election of seven Directors.

     The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope to assure that your shares will be represented. I would appreciate a response from you in order to avoid repeat solicitations which involve additional avoidable expenses to the Company.

     I appreciate your interest in our Company.

                                          Sincerely yours,

                                          /s/ Jeffrey S. Silverman

                                          JEFFREY S. SILVERMAN

                            PLY GEM INDUSTRIES, INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ------------------

  New York, New York
                                                              April 15, 1996

To the Stockholders of
  PLY GEM INDUSTRIES, INC.:

     The Annual Meeting of Stockholders of Ply Gem Industries, Inc. will be held at the Hyatt Regency, 330 Tijeras N.W., Albuquerque, New Mexico on May 10, 1996 at 9:00 o'clock in the morning for the following purposes:

     (1) To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

     (2) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 5, 1996 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE PRESENTED TO THE MEETING, ARE URGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES.

                                           By Order of the Board of Directors,

                                                    CHARLES M. MODLIN
                                                        Secretary

                            PLY GEM INDUSTRIES, INC.
                                777 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This statement is furnished with respect to the solicitation of proxies by the Board of Directors for the Annual Meeting of Stockholders of Ply Gem Industries, Inc. (the "Company") to be held at 9:00 A.M. on May 10, 1996 or at any adjournment or adjournments thereof, at the Hyatt Regency, 330 Tijeras N.W., Albuquerque, New Mexico. The approximate date on which the proxy statement and form of proxy was first sent or given to stockholders was April 15, 1996.

     Proxies in the accompanying form which are properly executed and duly returned to the Board of Directors will be voted at the meeting. Any proxy may be revoked by the stockholder at any time prior to its being voted. Such revocation shall be effective upon receipt of a written notice by the Secretary of the Company at the address specified above.

     The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others to forward copies of such material to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors, and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board of Directors by telephone, telefax, and personal interview. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $8,000 plus reimbursement of reasonable out-of-pocket expenses.

     As of the close of business on April 5, 1996, the date for determining the stockholders of record entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof, there were issued and outstanding 14,428,173 shares of the Company's Common Stock, the holders thereof being entitled to one vote per share. The presence at the Annual Meeting of a majority of such shares, in person or by proxy, are required for a quorum.

                             ELECTION OF DIRECTORS

     The persons named in the accompanying proxy intend to vote for the election as directors the seven nominees listed herein. All of the nominees have consented to serve if elected. All directors will be elected to hold office until the next annual meeting of stockholders, and, in each case, each director will serve until his successor is elected and qualified or until his earlier resignation or removal. If a nominee should be unable to act as a director, the persons named in the proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Each of the nominees presently serves as a director.

     Set forth below is biographical information for each of the nominees. Unless otherwise indicated, each has served in the stated capacity with the Company for the last five years.

     Herbert P. Dooskin, age 54, joined the Company in 1986 as Executive Vice President at which time he also became a Director.

     Joseph M. Goldenberg, age 70, a co-founder of Goldenberg Group, Inc., a wholly owned subsidiary of the Company, served as its Chairman from 1983 through 1994 and currently serves as a consultant. He has been a Director of the Company since 1983.

     Albert Hersh, age 80, a co-founder of the Company, has been a Director of the Company since 1954. He presently provides consulting services to the Company.

     William Lilley III, age 58, became a director in October 1994. He is President of Policy Communications, Inc., a business consulting firm based in Washington, D.C.

     Elihu H. Modlin, age 68, has been a Director of the Company since 1992 and general counsel to the Company since 1960. He is a partner in the law firm of Messrs. Elihu H. Modlin and Charles M. Modlin.

     Dana R. Snyder, age 49, has been President, Chief Operating Officer and a Director since joining the Company in June 1995. Prior thereto, Mr. Snyder was President of Alcoa Construction Products Group, a division of Stolle Corporation, a subsidiary of Aluminum Company of America.

     Jeffrey S. Silverman, age 50, joined the Company and became a Director in 1981. He has served as Chief Executive Officer of the Company since 1984 and Chairman of the Board since 1985.

     Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees named above. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person. Directors shall be elected by an affirmative vote of the votes of the shares of Common Stock present in person or represented by proxy at the meeting.

     During 1995, the Board of Directors held eight meetings. Members of the Compensation Committee and Audit Committee of the Board of Directors include Messrs. Hersh, Lilley and Modlin. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation to be paid to the Company's principal executive officers. The Audit Committee reviews the audit plan with the Company's independent accountants, the scope and results of their audit and other related audit and accounting issues. During 1995, the Audit Committee and the Compensation Committee each held three meetings. The Executive Committee of the Board of Directors, which is comprised of Messrs. Dooskin, Hersh, Modlin and Silverman, held five meetings during 1995. The Board of Directors as a whole functions as a nominating committee to propose nominees for director to the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 20, 1996 by all stockholders known to the Company to have been beneficial owners of more than five percent of its Common Stock, by each nominee for Director, by each of the executive officers included in the Summary Compensation Table below, and all directors and executive officers as a group.

                                                                     AMOUNT
                                                                  BENEFICIALLY         PERCENT OF
                   NAME OF BENEFICIAL OWNER(1)                     OWNED(2)(3)           CLASS
    ---------------------------------------------------------  -------------------     ----------
    Jeffrey S. Silverman.....................................        3,445,214             20.7%
    Jeffrey S. Silverman, Herbert P. Dooskin and Paul
      Bogutsky as trustees of the Ply Gem Industries, Inc.
      Group Pension and Profit Sharing Trusts (the
      "Trusts")(4)...........................................          905,180              6.3
    Dana R. Snyder...........................................          754,532              4.9
    Dilip Advani.............................................          146,953              1.0
    Herbert P. Dooskin.......................................          530,121              3.6
    Joseph M. Goldenberg.....................................          123,619                *
    Albert Hersh.............................................           35,291                *
    Donald Kruse.............................................           56,000                *
    William Lilley III.......................................            8,500                *
    Elihu H. Modlin..........................................           29,500                *
    ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP(4).......        6,034,910             33.6
    State of Wisconsin Investment Board(5)...................          973,100              6.7

- ---------------
  * Indicates holdings of less than 1%.

(1) The ages for each of the executive officers named above are as follows:
    Jeffrey S. Silverman - 50; Dana R. Snyder - 49; Dilip Advani - 43; Herbert
    P. Dooskin - 54; and Donald Kruse - 60.

(2) Directly and indirectly. The inclusion of securities owned by others as beneficially owned by the respective nominees and officers does not constitute an admission that such securities are beneficially owned by them. All of the named individuals have, except for unexercised options, voting powers with respect to the aforesaid shares.

(3) Includes shares which may be acquired pursuant to existing stock options which are exercisable through June 5, 1996 and restricted stock holdings.

(4) Includes shares owned of record by the Trusts.

(5) The address for the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1993, 1994 and 1995, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid for those years, to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company and its subsidiaries at the end of 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                 AWARDS(3)
                                                                                ------------
                                                      ANNUAL COMPENSATION        SECURITIES    ALL OTHER
                                                   --------------------------    UNDERLYING    COMPENSA-
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)(2)   BONUS($)(2)    OPTIONS(#)    TION($)(4)
- ------------------------------------------  ----   ------------   -----------   ------------   ---------
Jeffrey S. Silverman(1)...................  1995     2,267,087     1,478,017(5)         --        6,917
  Chairman of the Board and                 1994     1,295,741     1,488,543(5)    750,000       14,088
  Chief Executive Officer                   1993     1,873,625     2,963,540(5)    522,500       18,736
  of the Company
Dana R. Snyder(6).........................  1995       237,019       150,000       550,000        4,374
  President and Chief Operating Officer of
  the Company
Herbert P. Dooskin........................  1995       404,750        87,500            --        9,594
  Executive Vice President                  1994       404,750       262,500        50,000       13,536
  of the Company                            1993       404,750       225,000        84,000       13,966
Dilip Advani(7)...........................  1995       300,000            --            --        4,374
  Executive Vice President                  1994       300,000       225,000        50,000        9,036
  of the Company                            1993       300,000       125,000        84,000       10,336
Donald Kruse..............................  1995       171,000        29,040         4,000        5,377
  President, Sagebrush Sales,               1994       171,000       272,375         6,000        9,681
  Inc., a wholly-owned                      1993       171,000       414,906         9,000       18,294
  subsidiary of the Company

- ---------------

(1) During 1993 Mr. Silverman also served as President of the Company. Mr. Silverman's compensation is determined in accordance with the provisions of an employment agreement entered into with the Company in 1986. To reemphasize his commitment to the Company's future growth, Mr. Silverman voluntarily initiated a reduction of 30% of his 1994 salary. Additionally, Mr. Silverman agreed that his 1994 bonus of $1,331,000 and 1994 incentive compensation payment of $495,000 would not be paid. At the same time, the Company agreed to provide additional incentive compensation to enable Mr. Silverman to increase his compensation by $913,000 (50% of the 1994 bonus and incentive compensation not paid) in each of two of the next four years if the Company's net income exceeds its historic high or if the price of the Company's Common Stock exceeds its historic high. See "Employment Contracts and Termination of Employment and Change in Control Arrangements" below.

(2) Includes salary and bonus payable pursuant to employment agreements with the named executives. The increase in Mr. Silverman's salary from 1994 to 1995 was determined in accordance with his employment agreement, as amended in 1991. A modification of Mr. Silverman's 1986 employment agreement with the Company became effective January 1, 1991. Based upon the provisions of the 1986 employment agreement, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. In partial consideration for the modification to his employment agreement, Mr. Silverman receives incentive compensation payments of $495,000 per annum. These incentive compensation payments are subject to Mr. Silverman's continued employment with the Company and to the Company having net income as defined therein. They are also subject to payment in full in the event of the death or disability of Mr. Silverman or in the event of a change in control of the Company. Accordingly, with respect to Mr. Silverman, bonus for 1993, but not 1994 and 1995, includes $495,000 in incentive compensation payments. See Note 1 above.

(3) As of December 31, 1995, Mr. Silverman's aggregate restricted stock holdings totaled 175,000 shares with a value, based on the market price of the Company's Common Stock on December 31, 1995 ($16.25), of $2,843,750. These shares of restricted stock vest in installments of 25,000 shares per year subject to the Company achieving performance-based goals. Dividends are paid by the Company on restricted stock holdings when issued.

(4) "All Other Compensation" includes for the named executives, the following:
    (i) a contribution in the amount of $9,400 in 1993, $8,100 in 1994 and $3,750 in 1995 made by the Company to the Ply Gem Industries Group Profit Sharing Plan; (ii) the following life insurance premiums or economic benefit calculated pursuant to P.S.-58 in 1993: Mr. Silverman -- $9,336; Mr.
    Advani -- $936; Mr. Dooskin -- $4,566; and Mr. Kruse -- $8,894; (iii) the following economic benefit calculated pursuant to P.S.-58 in 1994: Mr. Silverman -- $5,988; Mr. Advani -- $936; Mr. Dooskin -- $5,436; and Mr. Kruse -- $1,581; and (iv) the following life insurance premium or economic benefit calculated pursuant to P.S.-58 in 1995: Mr. Silverman -- $3,167; Mr. Advani -- $624; Mr. Dooskin -- $5,844; Mr. Kruse -- $1,627; and Mr.
    Snyder -- $624.

(5) For 1995, Mr. Silverman received a cash bonus of $365,000, the minimum bonus payable under the terms of his employment agreement. As stated in Note 1 above, no cash bonus was paid to Mr. Silverman in 1994. Includes $1,113,017 in 1995, $1,488,543 in 1994 and $1,544,256 in 1993 principal and accrued interest waived in accordance with the terms of interest bearing promissory notes delivered by Mr. Silverman to the Company, and cash bonus of $1,419,284 in 1993. Repayment of the loan is waived upon a change in control, and may be waived at the discretion of the Board of Directors and is mandated in the event net income standards, as defined, are met. Accordingly, annual installments for 1993 and 1994 have been waived.

(6) Mr. Snyder became President, Chief Operating Officer and a Director of the Company in June 1995. See "Employment Contracts and Termination of Employment and Change in Control Arrangements" below.

(7) Effective January 1, 1996, Mr. Advani became a consultant to the Company and no longer serves as an Executive Vice President. See "Employment Contracts and Termination of Employment and Change in Control Arrangements" below.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during 1995 under the Company's Executive Incentive Stock Option Plan, 1989 Employee Incentive Stock Plan, 1989 Senior Executive Stock Option Plan and 1994 Incentive Stock Plan to each of the Company's executives listed in the Summary Compensation Table above.

     The table also illustrates the Grant Date Present Value of those stock options based upon the Black-Scholes Model of Valuation, without giving effect to the non-transferability of the options.

     No matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will depend on the market value of the Company's Common Stock at a future date. If the price of the Company's Common Stock increases, all stockholders will benefit commensurately with the optionees.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                ---------------------------------------------------------------
                                  NUMBER OF        PERCENT OF
                                 SECURITIES       TOTAL OPTIONS
                                 UNDERLYING        GRANTED TO        EXERCISE OR                   GRANT DATE
                                   OPTIONS        EMPLOYEES IN       BASE PRICE      EXPIRATION      PRESENT
             NAME               GRANTED(#)(1)      FISCAL YEAR        ($/SH)(2)         DATE       VALUE($)(3)
- ------------------------------  -------------    ---------------    -------------    ----------    -----------
Dana R. Snyder................     300,000            40.7%             16.000         06/05/05     1,473,000
                                   250,000            34.0%             16.000         10/27/05     1,230,000
Donald Kruse..................       4,000             0.5%             16.375         08/01/05        20,360

- ---------------
(1) All options were granted at market value at the date of grant for a term of ten years, subject to earlier termination in certain instances related to termination of employment. The options granted to Mr. Snyder are fully exercisable except for 6,250 incentive stock options which are exercisable on June 5, 1996; the options granted to Mr. Kruse are exercisable August 1, 1996.

(2) The required tax withholding obligations related to exercise of certain options may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) The amounts shown assume a rate of return based on the Black-Scholes Model of Valuation. The assumptions used were as follows: volatility -- 39%; risk-free rate of return (annual basis) -- 5.69% as of June 5, 1995 for the options granted on such date, 6.09% as of August 1, 1995 for the options granted on such date, and 5.73% as of October 27, 1995 for the options granted on such date; dividend yield -- 1% based on stock prices of $16.00 for the June 5, 1995 options and the October 27, 1995 options and $16.375 for the August 1, 1995 options, with an annual dividend of $.12; and, assumed time of exercise -- 3 years. No adjustments were made for non-transferability. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The stock options will have no value to the executives named above or other optionees if the price of the Company's Common Stock does not increase above the exercise price of the option.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Company's executives listed in the Summary Compensation Table above, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                   NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                       SHARES                      OPTIONS AT FY-END(#)            AT FY-END($)
                                     ACQUIRED ON      VALUE      -------------------------   -------------------------
               NAME                  EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- -----------------------------------  -----------   -----------   -------------------------   -------------------------
Jeffrey S. Silverman...............         0              0     2,299,126/0                 7,746,677/0
Dana R. Snyder.....................         0              0     543,750/6,250               135,938/1,563
Dilip Advani.......................     9,000         69,750     50,000/0                    0/0
Herbert P. Dooskin.................         0              0     435,000/0                   2,025,170/0
Donald F. Kruse....................     6,000         49,500     32,000/4,000                132,125/0

PENSION PLANS

     The officers named above are covered by the Company's tax qualified Group Pension Plan which provides pension benefits to certain employees not covered by collective bargaining agreements.

     Eligible employees retiring at age 65 with twenty or more years of service are entitled to an annual pension benefit in an amount equal to their highest 5 year average compensation earned during the last 10 years of employment times
(1) 15% of said amount up to a social security integration level and (2) 30% of said amount in excess of that level to a maximum of $100,000. The Group Pension Plan recognizes total compensation to a maximum of $100,000 for each calendar year for each employee. The benefits listed are not subject to any deduction for Social Security or other offset amounts. All employees are fully vested after 5 years of service.

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified Group Pension Plan:

                               PENSION PLAN TABLE

                                                               YEARS OF SERVICE
                                               ------------------------------------------------
               ANNUAL REMUNERATION                15        20        25        30        35
    -----------------------------------------  --------  --------  --------  --------  --------
    $100,000 or more.........................  $ 17,910  $ 23,880  $ 23,880  $ 23,880  $ 23,880

     Presently credited years of service, if any, for the officers named in the Summary Compensation table above are as follows: Herbert P. Dooskin -- nine years; Jeffrey S. Silverman -- thirteen years; Mr. Advani -- seven years; and Mr. Kruse -- seven years. Messrs. Dooskin and Silverman have minimum benefits in excess of those shown in the table attributable to their prior participation in the Company's pension plan and a minimum benefit provision contained in the Group Pension Plan which grandfathers the level of benefits in effect under the terms of the plan on September 30, 1987. The annual excess for Messrs. Dooskin and Silverman is $12,830 and $58,330, respectively.

DIRECTOR COMPENSATION

     Each nonemployee Director receives compensation of $25,000 per year in addition to $500 for each committee meeting attended. No fees are payable to officers and employees of the Company who serve as Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hersh, a Director of the Company and a member of its Compensation Committee, is a co-founder and former president of the Company and currently serves as a consultant. Mr. Goldenberg, a Director of the Company, is a co-founder of Goldenberg Group, Inc., a wholly owned subsidiary of the Company and currently serves as a consultant. During 1995, the Company paid $91,000 to Mr. Hersh for consulting services and Goldenberg Group, Inc. paid $292,761 to Mr. Goldenberg for consulting services. During 1995, the Company paid $25,000 to Policy Communications, Inc., a Washington, D.C.-based consulting firm, of which Mr. Lilley, a Director of the Company and a member of its Compensation Committee, is President. The Company also paid $920,000 for professional services rendered in 1995 by the law firm in which Mr. Modlin, a Director of the Company and a member of its Compensation Committee, is a partner. Mr. Charles Modlin, Secretary of the Company, is also a partner of said law firm.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has employment agreements with Messrs. Dooskin, Kruse, Snyder and Silverman, and a consulting agreement with Mr. Advani. These agreements provide for continued service in their present positions until February 9, 1998 with respect to Mr. Kruse, until April 15, 1999 with respect to Mr. Dooskin, until June 5, 1999 with respect to Mr. Snyder, until April 30, 2006 with respect to Mr. Silverman, and until December 31, 1997 with respect to Mr. Advani. The agreements with Messrs. Dooskin and Silverman are automatically renewed on an annual basis unless otherwise terminated. The agreement with Mr. Snyder is automatically extended for an additional one year, unless either party provides six months prior written notice.

     In the case of Mr. Kruse, annual compensation is determined by contractual arrangement with his bonus based upon an established performance criteria. In the case of Mr. Snyder, increases in salary are determined by the Compensation Committee of the Board of Directors, subject to minimum increases of 5% and bonuses are awarded in accordance with his Employment Agreement and pursuant to the Company's Incentive Compensation Plan. Upon a change of control and if his employment is terminated, Mr. Snyder is entitled to payments in lieu of future performance benefits. In the case of Mr. Dooskin, increases in salary and bonus are determined annually by the Board of Directors. In the case of Mr. Advani, compensation is set by his consulting agreement. Reference is made to "Executive Compensation Committee Report" below for a description of the terms and conditions of Mr. Silverman's employment agreement, as amended, not otherwise described herein.

     Certain of the agreements provide for continued payments in the event of physical or mental incapacity. In the case of Mr. Silverman, these payments continue for the balance of the employment term and thereafter for an indeterminate period at a rate equal to 50% of salary and bonus received during the last year prior to mental or physical incapacity, plus increases based upon increases in the cost of living. The payments continue so long as such mental or physical disability continues. In the case of Mr. Dooskin, payments of salary and bonus continue for a period of one year. With respect to Mr. Kruse, payments amounting to one-half of his base salary continues for six months.

     In the event of Mr. Silverman's death during the term of the agreement, his estate would continue to receive salary and bonus payments during the balance of the term. In the event of Mr. Dooskin's death, his estate would continue to receive payments for one year.

     The Company pays premiums on life insurance policies on Mr. Dooskin's life. The policies have a death benefit of $5.1 Million. In the event of death during the term of Mr. Dooskin's employment agreement, the Company would receive approximately $2.1 Million, consisting of the proceeds from a $1.5 Million term life policy and the cash surrender value of a $3.6 Million universal life policy. The Company's rights under the policies would cease if Mr. Dooskin would no longer be an employee of the Company. The life insurance policies maintained by the Company upon the life of Mr. Silverman have a death benefit of $54.5 Million, $49.5 Million of the proceeds of which are payable to the Company. Life insurance in the principal amount of $800,000 is maintained with respect to Mr. Kruse, $500,000 of the proceeds of which are payable to the Company. A life insurance policy maintained by the Company upon the life of Mr. Snyder has a death benefit of $1.75 Million payable to Mr. Snyder's designee.

     The agreements with each of the aforementioned individuals provide for non-competitive commitments during the term of the agreement and for periods subsequent thereto. The employee stock options granted to each of the aforesaid individuals provide for a "cash out" (as defined) in the event of a change in control.

PERFORMANCE GRAPH

     The following performance graph assumes $100 invested in the Company's Common Stock, the American Stock Exchange Market Index and Dow Jones Building Materials Index on December 31, 1990 and provides a comparison of five year cumulative total return. It also assumes reinvestment of dividends.

                                                   American        Dow Jones
                                  Ply Gem In-      Stock Ex-       Buil ding
      Measurement Period           dustries,      change Mar-    Materials In-
    (Fiscal Year Covered)            Inc.          ket Index          dex
12/90                                      100             100             100
12/91                                      166             128             135
12/92                                      232             130             171
12/93                                      320             155             210
12/94                                      347             141             168
12/95                                      297             178             230

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of William Lilley III, Albert Hersh and Elihu H. Modlin. The Committee is charged with reviewing and approving compensation of the Company's senior executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to earn stock-based incentives designed to encourage the achievement of superior results over time and ownership of Common Stock of the Company. The Stock Option Committee ("Stock Option Committee") of the Board of Directors is charged with the responsibility of granting stock options and restricted stock awards to executive employees. Messrs. Hersh and Lilley are the members of the Stock Option Committee.

     The Company has previously entered into employment agreements with each of the named executives covered in the Summary Compensation Table above, except Mr. Advani. The Employment Agreement with Donald Kruse was initially entered into at the time of the acquisition of the business owned and operated by such executive. In general, executives receive a base salary with fixed annual increases according to the terms of their respective employment agreements and are eligible to receive a bonus in accordance with such contracts based on the performance of the Company or the subsidiary employing the senior executive. Bonuses are calculated based on the performance of the Company or the subsidiary, as the case may be. Accordingly, the amount of such bonuses vary for each executive depending on the performance of the Company or their respective subsidiary. In the case of Mr. Dooskin, increases in salary and bonus are determined annually by the Board of Directors. In the case of Mr. Snyder, increases in salary are determined by the Compensation Committee of the Board of Directors, subject to minimum increases of 5% and bonuses are awarded in accordance with his employment agreement and pursuant to the Company's Incentive Compensation Plan. The Compensation Committee adopted a policy effective January 1, 1994 with respect to all new executive employment arrangements to maintain executive compensation within the deduction cap of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Reference is made to "Employment Contracts and Termination of Employment and Change in Control Arrangements" above for a discussion of the Company's employment and other agreements with its senior executives.

     The Company's senior executives are eligible to receive stock options and/or restricted stock in accordance with the Company's stock plans. The objectives of such participation are to align executive and stockholder long-term interests and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company. The Company's Stock Option Committee has the responsibility of granting stock options and restricted stock awards to executive and management employees. In granting stock options, the Stock Option Committee takes into account Company performance, subsidiary performance and individual performance. Company and subsidiary performance is measured by increases in earnings and, to a lesser extent, increases in sales, and individual performance is measured by the individual's contributions to such enhanced performance. In the case of Mr. Silverman, the non-qualified stock option grants awarded to him are based upon provisions in the employment agreement he entered into with the Company in 1986 providing for increase or decrease in the number of options to be granted each year in proportion to the increase or decrease in net income. All of the stock options granted to senior executives in 1995 were exempt from the deduction cap of
Section 162(m) of the Code in accordance with the regulations promulgated thereunder.

     The Chairman of the Board and Chief Executive Officer of the Company is Jeffrey S. Silverman. Mr. Silverman's 1995 compensation was determined in accordance with the provisions of an employment agreement entered into with the Company in 1986. The base salary paid to him was paid in accordance with the provisions of the employment agreement. From the time Mr. Silverman joined the Company, the Company's market capitalization increased from approximately $10 million to approximately $235 million as of December 31, 1995. A modification of Mr. Silverman's employment agreement originally entered into in 1986 became effective January 1, 1991. Based upon the provisions of the 1986 employment agreement, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. In light of Mr. Silverman's substantial contributions to the Company and its stockholders since joining the Company in 1982, and in consideration for the modification of his employment agreement, the Company in 1991 extended a loan to Mr. Silverman in the amount of $5,900,000, bearing interest at 7% per annum repayable in annual installments of $590,000. The amendment to his employment agreement provides for increases in base salary each year of 10% or increases in the cost of living, whichever is greater. Future cash bonus payments are determined in accordance with certain criteria related to the performance of the Company during the prior year. A further modification of Mr. Silverman's employment agreement effective December 23, 1992 provided for, among other things, an extension of the term of the agreement and an increase in base salary. In consideration for the modification and the additional contributions made to the Company by Mr. Silverman, the Company extended a loan to Mr. Silverman of $3,500,000 bearing interest at the rate of 7.3% per annum, repayable in annual installments of $350,000. Repayment of principal and interest for the above referred to loans may be waived at the discretion of the Board of Directors and waiver is mandated in the event net income standards, as defined, are met. The present principal balances of the aforesaid loans are $3,540,000 and $2,800,000, respectively. In further consideration for the 1991 modification to his 1986 employment agreement, Mr. Silverman is entitled to receive an additional annual $495,000 bonus as an incentive compensation payment. These payments are subject to Mr. Silverman's continued employment and to the Company having net income as defined therein. To reemphasize his commitment to the Company's future growth, Mr. Silverman initiated a reduction of 30% of his salary for 1994. Additionally, Mr. Silverman agreed that his 1994 bonus of $1,331,000 and incentive compensation payment of $495,000 would not be paid. In consideration thereof, the Company agreed to provide additional incentive compensation to enable him to increase his compensation by $913,000 (50% of the 1994 bonus and incentive compensation not paid) in each of two of the next four years if the Company's net income exceeds its historical high or if the price of the Company's Common Stock exceeds its historic high and extended an interest bearing loan in the amount of $3,500,000. Principal payments of $250,000 and interest are due on December 31st of each year. The entire remaining principal balance and accrued interest thereon are due and payable on December 31, 1998. The present principal balance of said loan is $3,250,000. Based upon Mr. Silverman's employment agreement, he would have been entitled to a grant of 750,000 stock options in 1995. In consideration of Mr. Silverman's agreement to waive receipt of such options, the Company, in December 1995, extended a loan to Mr. Silverman in the amount of $5,000,000. Principal payments of $250,000 are due on April 30 of each year. Accrued interest is payable on December 31 of each year. The entire remaining principal balance and accrued interest are due and payable on April 30, 2001. Mr. Silverman secured the loan with certain employee stock options held by him. For each of the 1994 and 1995 notes, interest is calculated annually at the higher of a floating rate adjusted annually based upon the average rate paid by the Company pursuant to its principal bank credit agreement, or the applicable Federal rate (as defined in the note) in effect for the subject period. In

1995, the Company also paid a life insurance premium of $3,167 for Mr. Silverman and contributed $3,750 to his Group Profit Sharing Plan account.

                         COMPENSATION COMMITTEE           STOCK OPTION COMMITTEE
                ----------------------------------------  ----------------------
                Albert Hersh                               Albert Hersh
                William Lilley III                         William Lilley III
                Elihu H. Modlin

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Grant Thornton LLP as the independent public accountants who will make an examination of the financial statements of the Company for the year ending December 31, 1996. A representative from Grant Thornton LLP is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if that representative so desires.

                PROPOSALS BY STOCKHOLDERS -- 1997 ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next annual meeting of stockholders (to be held in May 1997) must be received by the Company at its office 777 Third Avenue, New York, New York 10017, no later than November 30, 1996 in order to be included in the proxy statement and form of proxy relating to such meeting. All such proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment or adjournments thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxies, discretionary authority to vote the same in respect to any such other business in accordance with their best judgment in the interest of the Company.

     MANAGEMENT UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY SUCH STOCKHOLDER, BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUEST FOR SUCH REPORT SHOULD BE ADDRESSED TO PAUL BOGUTSKY, TREASURER, PLY GEM INDUSTRIES, INC., 777 THIRD AVENUE, NEW YORK, NEW YORK 10017. ORAL REQUESTS SHALL BE MADE BY TELEPHONE TO SUCH PERSON AT (212) 832-1550.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not have the effect of votes in opposition to a Director.

     Stockholders are urged to sign the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless a contrary direction is indicated, Proxies will be voted for the election as directors of the nominees listed in this Proxy Statement and for the other proposal contained in this Proxy Statement. The Proxy does not affect the right to vote in person at the meeting and may be revoked by the stockholder who executed it any time prior to its being voted.

                                          By Order of the Board of Directors

                                             CHARLES M. MODLIN
                                                 Secretary

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                          OF PLY GEM INDUSTRIES, INC.

              PROXY-ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 1996

THE UNDERSIGNED HEREBY APPOINTS JEFFREY S. SILVERMAN, HERBERT P. DOOSKIN AND ELIHU H. MODLIN, AND EACH OF THEM, PROXIES AND ATTORNEYS-IN-FACT OF THE UNDERSIGNED, WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES THEM TO REPRESENT AND TO VOTE, AS DESIGNATED BELOW, ALL THE SHARES OF COMMON STOCK OF PLY GEM INDUSTRIES, INC. HELD OF RECORD BY THE UNDERSIGNED ON APRIL 5, 1996 AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 1996 OR ANY ADJOURNMENT THEREOF.

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)






                           PLY GEM INDUSTRIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                                                     FOR ALL
                                                                    Except as
                                                FOR   WITHHELD    listed at left

  1. Election of Directors--
     Herbert P. Dooskin, Joseph Goldenberg,     / /      / /           / /
P    Albert Hersh, William Lilley III,
     Elihu H. Modlin, Jeffrey S. Silverman
R    and Dana R. Snyder.

O

X INSTRUCTION: To withhold authority to vote for any individual nominee write that nominees name in the blank space below.
Y
   ----------------------------------------------------------------------------

   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL "1" ABOVE.



                                   Date                                  , 1996
                                        ---------------------------------

                                   --------------------------------------------

                                   --------------------------------------------
                                             Signature of Stockholder(s)

                                   Please sign exactly as your name or names appear to the left hereof. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.